Exhibit 99.1

For Immediate Release:

Redding Bank of Commerce Announces Regulatory Approval to Acquire Five Branch Locations

REDDING, California, January 20, 2016 / Globe Newswire —Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1 billion asset bank holding company and parent company of Redding Bank of Commerce (the “Bank”), today announced that the Bank received regulatory approval from both the Federal Deposit Insurance Corporation and the California Department of Business Oversight to acquire five branches from Bank of America located in northern California. Terms of the Purchase and Assumption Agreement provide for the Bank to purchase certain assets of these branches, including approximately $258 million in deposits and $421 thousand in loans.

The branches that will be acquired are located in Colusa, Corning, Orland, Willows, and Yreka. Both banks will be working closely together to ensure a smooth transition for customers, as well as employees working at these locations being hired by Redding Bank of Commerce.

“We are very excited to move forward with this acquisition. It has been our goal to expand our footprint and we are eager to welcome our new customers and employees. We look forward to earning the business of our new customers by providing them a high level of service and by playing an active and supportive role in their communities. We will dedicate all the necessary resources to effect a smooth and successful integration,” stated Randall S. Eslick, President and Chief Executive Officer.

Conversion of the five branches will occur after close of business on Friday, March 11, 2016. The branches will reopen as Redding Bank of Commerce on Monday, March 14, 2016.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce which operates under two separate names (Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through four offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH.”

Forward-Looking Statements

Bank of Commerce Holdings wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. This news release includes statements by the Company, which describe management’s expectations and developments, which may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the Company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) our concentration in real estate lending; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged; and (7) technological changes could expose us to new risks.

Investment firms making a market in BOCH stock are:

Raymond James Financial	Sandler O’Neill + Partners, L.P.
John T. Cavender	Brian Sullivan
555 Market Street	1251 Avenue of the Americas, 6th Floor
San Francisco, CA 94105	New York, NY 10022
(800) 346-5544	(212) 466-8022

McAdams Wright Ragen, Inc.	Stifel Nicolaus
Joey Warmenhoven	Perry Wright
1211 SW Fifth Avenue, Suite 1400	1255 East Street, Suite 100
Portland, OR 97204	Redding, CA 96001
(866) 662-0351	(530) 244-7199

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (530) 722-3900

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Telephone Direct (530) 722-3952

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3908

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959